(LOGO) [POPULAR, INC. LETTERHEAD]

                                                                   EXHIBIT 99(a)

October 7, 1998



For additional information contact:
Jorge A. Junquera
Senior Executive Vice President
(787) 754-1685


                                                                  News Release

POPULAR, INC. EARNINGS FOR THE QUARTER AND NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1998.

     Popular, Inc. (the Corporation) reported net income of $57.6 million for the third quarter of 1998, compared with $53.6 million reported for the same quarter of 1997, an increase of $4.0 million or 7.4%. Earnings per common share
(EPS) for the quarter were $0.41, based on 135,555,652 average shares outstanding, compared with $0.38, based on 135,732,567 average shares outstanding for the quarter ended September 30, 1997, an increase of 7.8%. Net earnings for the first and second quarter of 1998 were $54.8 million and $57.5 million, respectively, or $0.39 and $0.41 per common share, based on 135,435,096 and 135,497,786 average shares outstanding, respectively.

     Return on assets (ROA) and return on common equity (ROE) for the third quarter of 1998 were 1.12% and 14.94%, respectively. For the same period of 1997, the Corporation reported ROA and ROE of 1.10% and 15.46%, respectively. For the second quarter of 1998 these ratios were 1.16% and 15.50%.

     For the first nine months of 1998, the Corporation's net earnings amounted to $169.8 million, compared with $154.2 million for the same period in 1997. EPS for the first nine months of 1998 were $1.21, compared with $1.11 for the same period of 1997. ROA and ROE for the first nine months of 1998 amounted to 1.14% and 15.26%, respectively. For the same period of 1997, these ratios were 1.15% and 15.93%.

     The Corporation's results of operations for the quarter ended September 30, 1998, reflected increases of $12.0 million in net interest income and $4.3 million in other revenues when compared with the same quarter of 1997. These improvements were partially offset by increases of $11.3 million in operating expenses and $4.8 million in the provision for loan losses.
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2-POPULAR, INC. 1998 THIRD QUARTER RESULTS


     The net interest income for the third quarter of 1998 increased 5.9% when compared with the same period of 1997. The growth in net interest income over the third quarter of 1997, was principally due to an increase of $899 million in average earning assets partially offset by a lower yield. The net interest margin for the quarter ended on September 30, 1998, was 4.45%, compared with 4.42% for the third quarter of 1997, mostly due to a lower cost of funding earning assets. For the first and second quarter of 1998 the net interest margin was 4.66% and 4.57%, respectively. The decrease in net interest margin since the first and second quarter results from a lower interest rate scenario and a higher volume of arbitrage activities. For the first nine months of 1998, the net interest margin was 4.56% compared with 4.51% for the same period of 1997.

     The provision for loan losses totaled $34.7 million for the third quarter of 1998, an increase of 16.1% when compared with the same quarter of 1997. The increase in the provision for loan losses was primarily due to the growth in the loan portfolio and non-performing assets. Net charge-offs for the quarter ended September 30, 1998, were $27.7 million or 0.93% of average loans compared with $31.5 million or 1.14% for the third quarter of 1997, and $27.2 million or 0.94% for the second quarter of 1998. For the nine-month periods ended September 30, 1998 and 1997, net charge-offs totaled $82.4 million and $72.3 million, respectively, representing 0.94% and 0.93% of average loans.

     Non-interest income, excluding securities and trading transactions, rose $4.3 million over the third quarter of 1997, to $69.2 million, as a result of an increase of $3.3 million in other service fees and $2.0 million in service charges on deposit accounts. The increase in service charges on deposit accounts was due to a higher volume of deposits and to increases in fees collected on commercial deposits with account analysis. Other service fees amounted to $28.6 million for the three-month period ended September 30, 1998, compared with $25.3 million for the same period a year earlier. This increase was primarily due to rises in credit card fees and debit card fees principally as a result of the sustained growth in the volume of transactions at point-of-sale (POS) terminals and fees earned in the Corporation's check cashing subsidiary in the U.S. mainland. Other income had a decrease of $0.9 million as a result of a prior year loan securitization of $102 million at Equity One, which resulted in a pretax gain of $3.4 million.

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3-POPULAR, INC. 1998 THIRD QUARTER RESULTS

     The Corporation showed an increase of $4.0 million in gains on sale of securities as a result of gains realized in the quarter ended September 30, 1998, on the sale of equity securities by the Corporation's holding company.

     Personnel costs increased $4.8 million as compared with the third quarter of 1997. This rise resulted from increased employment levels due to the Corporation's continued growth and expansion and annual merit increases. Other operating expenses increased $6.5 million, mostly in professional fees, equipment and net occupancy expenses. Professional fees increased $2.3 million reflecting expenditures associated with system developments and technical support. The rise in equipment and net occupancy expense reflected the costs related to the expansion of the electronic payment system and the network of automated teller machines and POS terminals, and also the business expansion in the U.S. mainland.

     On September 30, 1998, the Corporation completed the acquisition of 49.9% in newly issued stock of Banco Gerencial & Fiduciario (BGF), the fourth largest bank in the Dominican Republic, with $496 million in total assets and $320 million in total deposits. As a result of this transaction the Corporation became the major stockholder of BGF and BGF's assets, liabilities and the related minority interest are presented in the Corporation's consolidated statement of condition as of September 30, 1998.

     The Corporation's total assets at September 30, 1998, amounted to $21.3 billion, compared with $19.9 billion at September 30, 1997. Most of the increase was reflected in total loans. Total assets at June 30, 1998, were $20.0 billion.

     Total loans reached $12.4 billion at September 30, 1998, or $1.2 billion higher than the level of $11.2 billion at September 30, 1997, and $609 million over the level of $11.8 billion at June 30, 1998. Commercial loans accounted for the largest growth increasing $781 million as compared with September 30, 1997.

     The allowance for loan losses amounted to $245 million as of September 30, 1998, or 1.98% of loans and included $14.3 million in the allowance of BGF, compared with $205 million or 1.83% at the same date in 1997. At June 30, 1998, the allowance for loan losses totaled $224 million or 1.91% of loans. The allowance as a percentage of non-performing assets was 87.2% at September 30, 1998, compared with 96.4% at the end of the third quarter of 1997 and 99.8% at June 30, 1998.

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4-POPULAR, INC. 1998 THIRD QUARTER RESULTS

The reduction in the allowance coverage ratios is primarily attributed to the inclusion of $34 million in non-performing assets of BGF.

     Non-performing assets were $282 million or 2.28% of loans at September 30, 1998, compared with $213 million or 1.90%, at the end of the third quarter of 1997, and $225 million or 1.91% at June 30, 1998. Aside from the increase of $34 million in non-performing assets of BGF, the increase of $23 million from June 30, 1998, was reflected in non-performing commercial, consumer and mortgage loans resulting from growth in these portfolios and a higher level of bankruptcy filings. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days, which is a more conservative practice than most U.S. banks that place commercial loans in non-accrual status when payments of principal or interest are delinquent 90 days. Lease financing, conventional mortgage and closed-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

     Total deposits were $12.5 billion at September 30, 1998, compared with $11.2 billion at September 30, 1997, and $12.1 billion at the end of the second quarter of 1998.

     Borrowed funds amounted to $6.6 billion at September 30, 1998, compared with $6.9 billion at the same date a year earlier and $6.0 billion at June 30, 1998.

     At September 30, 1998, stockholders' equity totaled $1.70 billion, compared with $1.45 billion at the same date last year. These figures include unrealized gains on securities available-for-sale, net of deferred taxes, of $107 million as of September 30, 1998, and $20 million as of the same date last year. Stockholders' equity was $1.59 billion at June 30, 1998.

     The market value of the Corporation's common stock at September 30, 1998, was $28.38 per share, compared with $26.50 at September 30, 1997, and $33.25 at June 30, 1998. The Corporation's market capitalization at September 30, 1998, was $3.8 billion, compared with $3.6 billion at September 30, 1997, and $4.5 billion at June 30, 1998. At September 30, 1998, the Corporation's common stock had a book value per share of $11.80.

     On September 21, 1998, Puerto Rico, the Corporation's principal place of business, was hit by hurricane Georges. Total losses and lost production in Puerto Rico were estimated by private economists in excess of $5.0 billion due to the hurricane, including losses to the infrastructure, agriculture, hotels and private properties. However, after this initial impact a significant inflow of
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5 - POPULAR, INC. 1998 THIRD QUARTER RESULTS

funds to the economy is expected from insurance companies and various federal agencies, which should have a positive impact on the economy. The Corporation's business operations and properties were not affected significantly as a result of the hurricane. Three days after the hurricane more than 75% of the branches were operating and approximately 98% of them are currently fully operational.


                                     * * *

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                                 POPULAR, INC.
                               FINANCIAL SUMMARY
                                 (in thousands)


                                                                                       Third        For the nine months ended
                                                        1998              1997        Quarter            September 30,
                                              -------------------------------------  1998-1997  ----------------------------------
                                                 Third       Second        Third      Percent                             Percent
                                                Quarter      Quarter      Quarter     Variance     1998          1997     Variance
                                              -----------  -----------  -----------  ---------  -----------   ----------- --------
SELECTED AVERAGE BALANCES
Total assets.............................     $20,343,839  $19,934,645  $19,348,214      5.15   $19,924,608   $17,972,201   10.86
Loans....................................      11,928,198   11,615,054   11,033,888      8.11    11,671,654    10,329,862   12.99
Earning assets...........................      19,214,551   18,769,875   18,315,054      4.91    18,778,339    16,975,510   10.62
Interest-bearing liabilities.............      15,796,220   15,338,018   15,638,842      1.01    15,391,742    14,186,592    8.49
Stockholders' equity.....................       1,573,201    1,533,036    1,421,890     10.64     1,533,104     1,341,984   14.24

PERFORMANCE RATIOS
Net interest yield*......................            4.45%        4.57%        4.42%                   4.56%         4.51%
Return on assets.........................            1.12         1.16         1.10                    1.14          1.15
Return on common equity..................           14.94        15.50        15.46                   15.26         15.93

CREDIT QUALITY DATA
Nonperforming assets.....................     $   281,508  $   224,521  $   212,775     32.30   $   281,508    $  212,775   32.30
Net loans charged-off....................          27,663       27,187       31,491    (12.16)       82,357        72,278   13.94
Allowance for loan losses................         245,382      224,045      205,077     19.65       245,382       205,077   19.65
Nonperforming assets to total assets.....            1.32%        1.12%        1.07%                   1.32%         1.07%
Allowance for losses to loans............            1.98         1.91         1.83                    1.98          1.83

SELECTED FINANCIAL DATA AT
 PERIOD-END
Total assets.............................     $21,273,593  $19,997,636  $19,896,785             $21,273,593   $19,896,785    6.92
Loans....................................      12,362,527   11,753,213   11,182,061              12,362,527    11,182,061   10.56
Earning assets...........................      19,860,591   18,725,774   18,581,082              19,860,591    18,581,082    6.89
Interest-bearing liabilities.............      16,467,620   15,467,420   15,823,339              16,467,620    15,823,339    4.07
Stockholders' equity.....................       1,699,890    1,593,693    1,449,780               1,699,890     1,449,780   17.25

*Not on a taxable equivalent basis

                                 POPULAR, INC.
                               FINANCIAL SUMMARY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THIRD          FOR THE NINE MONTHS ENDED
                                              1998                 1997        QUARTER                SEPTEMBER 30
                                    -------------------------   -----------   1998-1997   ------------------------------------
                                       THIRD        SECOND         THIRD       PERCENT                                PERCENT
                                      QUARTER       QUARTER       QUARTER     VARIANCE       1998          1997       VARIANCE
                                    -----------   -----------   -----------   ---------   -----------   -----------   --------
Summary of Operations
Interest income...................  $   410,822   $   402,865   $   393,414      4.42%    $ 1,210,054   $ 1,086,684    11.35%
Interest expense..................      195,782       188,473       190,409      2.82         567,917       512,429    10.83
                                    -----------   -----------   -----------     -----     -----------   -----------    -----
Net interest income...............      215,040       214,392       203,005      5.93         642,137       574,255    11.82
Provision for loan losses.........       34,667        33,524        29,849     16.14         101,756        78,949    28.89
                                    -----------   -----------   -----------     -----     -----------   -----------    -----
Net interest income after
  provision for loan losses.......      180,373       180,868       173,156      4.17         540,381       495,306     9.10
Other operating income............       69,163        68,526        64,831      6.68         204,103       174,437    17.01
Gain on sale of securities........        4,552         3,049           519                     8,469           145
Trading account profit............          506         1,311           959                     2,486         2,209
                                    -----------   -----------   -----------     -----     -----------   -----------    -----
Total other income................       74,221        72,886        66,309     11.93         215,058       176,791    21.65
Salaries and benefits.............       78,700        76,393        73,372      7.26         232,804       206,068    12.97
Profit sharing....................        5,618         6,264         6,164     -8.86          17,565        19,392    -9.42
Amortization of intangibles.......        6,890         6,849         6,810      1.17          20,523        16,089    27.56
Other operating expenses..........       87,409        85,539        80,995      7.92         255,151       219,963    16.00
                                    -----------   -----------   -----------     -----     -----------   -----------    -----
Total operating expenses..........      178,617       175,045       167,341      6.74         526,043       461,512    13.98
                                    -----------   -----------   -----------     -----     -----------   -----------    -----
Income before income tax..........       75,977        78,709        72,124      5.34         229,396       210,585     8.93
Income tax........................       18,397        21,248        18,511     -0.62          59,560        56,342     5.71
                                    -----------   -----------   -----------     -----     -----------   -----------    -----
Net income........................  $    57,580   $    57,461   $    53,613      7.40     $   169,836   $   154,243    10.11
                                    ===========   ===========   ===========     =====     ===========   ===========    =====
Net income applicable to common
  stock...........................  $    55,493   $    55,374   $    51,526      7.70     $   163,574   $   147,981    10.54
                                    ===========   ===========   ===========     =====     ===========   ===========    =====
Earnings per common share:
  Net income......................  $      0.41   $      0.41   $      0.38      7.84     $      1.21   $      1.11     8.98
                                    -----------   -----------   -----------     -----     -----------   -----------    -----
Average common shares
  outstanding*....................  135,555,652   135,497,786   135,732,567               135,496,620   133,589,283
Common shares outstanding at end
  of period*......................  135,555,652   135,497,786   135,312,332               135,555,652   135,312,332

* Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effective on July 1,
  1998.